Sub-Item 77C

DREYFUS INVESTMENT FUNDS

DREYFUS/THE BOSTON COMPANY LARGE CAP CORE FUND

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

A Special Meeting of Shareholders (the “Meeting”) of Dreyfus/The Boston Company Large Cap Core Fund (the “Fund”), a series of Dreyfus Investment Funds was held on November 15, 2012. Out of a total of 440,259.862 of the Fund’s shares (“Shares”) of beneficial interest and entitled to vote at the Meeting, a total of 268,132.138 of Fund’s Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Fund’s outstanding Shares as follows:

RESOLVED, that the Plan of Liquidation, attached as Exhibit A to Dreyfus/The Boston Company Large Cap Core Fund’s Proxy Statement, pursuant to which Dreyfus/The Boston Company Large Cap Core Fund’s assets will be liquidated, known liabilities satisfied and remaining proceeds distributed pro rata to Fund shareholders, and providing for the subsequent termination of Dreyfus/The Boston Company Large Cap Core Fund as a series of Dreyfus Investment Funds, hereby is approved.

	Affirmative Votes	Negative Votes	Abstained

The Fund	222,979.105	847.739	44,305.894